Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William C. McCartney
Telephone:	(978) 688-1811
Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES ANNOUNCES AGREEMENT TO

ACQUIRE BLÜCHER METAL A/S

North Andover, MA…April 9, 2008.  Watts Water Technologies, Inc. (NYSE symbol “WTS”) announced today the signing of a definitive agreement to acquire Blücher Metal A/S located in Vildbjerg, Denmark, in a share purchase transaction.

Watts Water Technologies’ Chief Executive Officer, Patrick S. O’Keefe, commented, “Blücher Metal A/S is a leading provider of stainless steel drainage systems in Europe and a worldwide leader in providing stainless steel drainage products to the marine industry.  Blücher’s main products include push-fit stainless steel pipes and related fittings, light-duty drains for residential, commercial and marine applications, and drains for heavy-duty industrial applications including brewery and pharmaceutical applications.”

Mr. O’Keefe continued, “We are extremely pleased with the acquisition of Blücher. Blücher is a well-managed company with a strong brand name.  Blücher provides us a new product platform in Europe while allowing us to offer a broader product line to our existing professional customer base.”

Blücher’s annual revenue for 2007 was approximately $89 million.  Under the terms of the purchase agreement, Watts will pay approximately $183 million in cash to purchase 100% of the share capital of Blücher on a debt/cash free basis, subject to a post-closing working capital adjustment.  The above revenue and purchase price amounts are based on the current exchange rate of Danish Krone to U.S. Dollars.  Watts intends to fund the transaction with borrowings under its credit facility and cash on hand.

The acquisition of Blücher is expected to close by the end of the second quarter of 2008.  The consummation of the acquisition is subject to customary closing conditions, including the approval of merger control authorities in Europe.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss the acquisition of Blücher on Thursday, April 10 at 10:00 a.m. Eastern time. The press release and the live web cast can be accessed by visiting the Investor Relations section of the Watts Water Technologies, Inc. website at www.wattswater.com.  Following the web cast, an archived version of the call will be available at the same address until April 10, 2009.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  the failure to meet, or delays in meeting, the closing conditions for the Blücher acquisition, including approvals by European merger control authorities, shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company’s ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.